Exhibit 10.1

Amendment Agreement

This Amendment Agreement (this “Amendment”), dated as of May 10, 2023, is made by and between Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, in its capacity as the registered holder (the “Holder”), Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”) and each Guarantor signatory hereto.

WHEREAS, the Company and the Buyers entered into that certain Securities Purchase Agreement, (the “Securities Purchase Agreement”), dated as of January 11, 2023, pursuant to which the Company and the Holder purchased from the Company that certain Warrant to Purchase Common Stock (the “Warrant”), providing the Holder a warrant to purchase 1,018,079 shares of Common Stock, and that certain Senior Secured Convertible Note due March 11, 2025; and

WHEREAS, the parties hereto now desire to make certain amendments to the Warrant subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Securities Purchase Agreement, the Note or the Warrant, as applicable.

2.	Amendment to the Warrant. Section 2 of the Warrant is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

3.	Amendment to SPA. The Securities Purchase Agreement (“SPA”) is hereby amended to correct a scrivener’s error by replacing any reference to “Subsequent Financing” therein with Subsequent Placement.

4.	Release of Cash Collateral. Notwithstanding the provisions of Section 15(q) of the Note, Agent and Holder authorize the release of $1,500,000 of cash collateral, $1,000,000 of which shall be made available to the Company promptly after the date hereof and $500,000 of which shall be made available promptly after of the filing of the Schedule 14C referenced in Section 5 below.

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5.	Subsequent Purchases of Notes and Warrants. The Company shall have obtained the approval (the “New Stockholder Approval”) from the stockholders of the Company via written consent prior to the execution of this Amendment and shall file aSchedule14C reporting such New Stockholder Approval no later than 30 days after the date hereof for the issuance of up to an additional $10 million in additional senior secured convertible notes with terms substantially the same in all material respects to the Note (as amended by the Amendment) (the “Additional Notes”, except such Additional Notes may be issued by the Company pursuant to the Company’s Universal Shelf Registration Statement on Form S-3 (the “New Shelf Registration Statement”) (if and when applicable, assuming that the Company is Form S-3 eligible at the time of such New Shelf Registration Statement filing) with such transaction documents correspondingly adjusted accordingly, mutatis mutandis, and the maturity date of such Additional Notes shall be the 26th month after the date of issuance thereof) and additional Common Stock purchase warrants in amount equal to 42.5% of the Outstanding Principal Value of each Subsequent Note and Warrant Purchase (as defined below) with terms substantially the same in all material respects to the Warrant (as amended by this Amendment) (the “Additional Warrants”, except such Additional Warrants may be issued by the Company pursuant to the New Shelf Registration Statement (if and when applicable) with such transaction documents correspondingly adjusted accordingly, mutatis mutandis, and shall have an exercise period of four years from the date of issuance). Pursuant to the terms of this Amendment, until December 31, 2025, the Holder shall have the right at any time, and from time to time, in its sole and absolute discretion, to purchase such Additional Notes and Additional Warrants in one or more closings on substantially the same terms and conditions as applicable to the purchase and sale of the Notes and Warrants so purchased by Holder pursuant to the Securities Purchase Agreement (“Subsequent Note and Warrant Purchase”), except that the Additional Warrants shall contain a cashless exercise provision only under circumstances that arise due to a deliberate action or deliberate omission to act by the Company in order to prevent filing or continued effectiveness of the applicable registration statement and further, if the Company at any time prior to the expiration date of the Additional Warrants issues any instrument containing a cashless exercise provision, the Investor shall have the right to utilize the same provision. Furthermore, such Additional Notes and Warrants shall have no effect on the exercise price of the existing Warrant. For the Holder to exercise such Subsequent Note and Warrant Purchase, Buyer shall deliver written notice to the Company (for clarity notice sent via electronic mail shall satisfy such written notice requirement) electing to exercise such Subsequent Note and Warrant Purchase, which notice shall specify the amount of the Additional Notes and Additional Warrants to be purchased by the Holder and the date on which such purchase and sale shall occur (“Subsequent Closing”), which Subsequent Closing shall occur within five (5) Trading days following such notice by such Buyer, or such other date mutually agreed upon by the Buyer and the Company. The Company shall not consummate a Subsequent Placement during the period beginning upon delivery of written Notice by the Holder to the Company of its election to exercise each Subsequent Note and Warrant Purchase and ending upon the respective Subsequent Closing.

6.	Acknowledgements. The Company and each Guarantor hereby acknowledges, agrees, represents and warrants as follows:

(a)	The Securities Purchase Agreement, the Note, the Warrant and the other Transaction Documents, in each case as amended hereby, are legal, valid, binding and enforceable against the Company and each Guarantor in accordance with their respective terms.

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(b)	The Company’s and each Guarantor’s respective obligations under the Transaction Documents, as amended hereby, are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.

(c)	The Holder and the Collateral Agent have valid, enforceable and perfected security interests in and liens on the Collateral (as defined in the Security Agreement), as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

(d)	Except as previously disclosed to the Holder in writing, (x) no Event of Default under the Note has occurred and is continuing and (y) each of the Company’s representations and warranties set forth in the Securities Purchase Agreement are true and correct as if made on the date of this Amendment.

7.	No Prohibition on VRT. The Company covenants and agrees that it will not enter into any agreement, undertaking or covenant with a third party that prohibits the Company or its Subsidiaries from entering into, effecting or announcing a Variable Rate Transaction or similar transaction with the Holder or its Affiliates at any time.

8.	No Waivers, Modifications. Except for the amendments and waivers expressly set forth herein, nothing contained in this Amendment shall be deemed or construed to amend, supplement, modify or waive any other provisions of the Transaction Documents or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

9.	Transaction Document. The parties hereto hereby agree that the term “Transaction Documents” shall be deemed to include this Amendment, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, for purposes of the Securities Purchase Agreement and all Transaction Documents, as amended by this Amendment.

10.	Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Company, the Guarantors and the Holder, and each of their respective successors and assigns.

11.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Amendment and the parties submit to the personal jurisdiction of such courts.

12.	Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

13.	Disclosure/8-K obligation. The Company will disclose the material terms of this Amendment and the transactions contemplated hereby and thereby and attaching this Amendment as an exhibit thereto by not later than 9:00 a.m. on the Trading Day immediately following the execution of this Amendment, or such earlier time as may be required by law, by means of a Form 8-K filed with the Commission, which shall be subject to review and comment by the Holder (the “Form 8-K”). Upon the filing of such Form 8-K, the Company represents to the Holder that it shall have publicly disclosed all “material, non-public information” delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents and the Company expressly acknowledges and agrees that the Holder shall not have any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

Company:

SHUTTLE PHARMACEUTICALS HOLDINGS, INC., as Company

By	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo, M.D.
Title:	Chief Executive Officer

Guarantor:

SHUTTLE PHARMACEUTICALS, INC., as Guarantor

By	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo, M.D.
Title:	Chief Executive Officer

Holder:

ALTO OPPORTUNITY MASTER FUND, SPC – SEGREGATED MASTER PORTFOLIO B, as a Holder and Collateral Agent

By	/s/ Waqas Khatri
Name:	Waqas Khatri
Title:	Director

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EXHIBIT A

2. WARRANT ADJUSTMENTS. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2. For clarity, the number of Warrant Shares shall only adjust pursuant to Section 2(a) as described in Section 2(c) below.

(a) Stock Dividends and Splits. Without limiting any provision of Section 2(b), Section 3 or Section 4, if the Company, at any time on or after the Subscription Date, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

(b) Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date, the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 2 is deemed to have granted, issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Exercise Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and the New Issuance Price under this Section 2(b)), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale (or the time of execution of such agreement to grant, issue or sell, as applicable) of such Option for such price per share. For purposes of this Section 2(b)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale (or pursuant to the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting, issuance or sale (or the agreement to grant, issue or sell, as applicable) of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

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(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 2(b)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 2(a)), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold . For purposes of this Section 2(b)(iii), if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the Subscription Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 2(b), shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

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(iv) Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction, (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing) the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (x) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to Section 2(b)(i) or 2(b)(ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (y) with respect to such Secondary Securities, the sum of (I) the Black Scholes Consideration Value of each such Option, if any, (II) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 2(b)(iv). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

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(c) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 2(a), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(d) Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities. In addition to and not in limitation of the other provisions of this Section 2, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) after the Subscription Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via electronic mail and overnight courier to the Holder on the date of such agreement and the issuance of such Common Stock, Convertible Securities or Options. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercises of this Warrant.

(e) Stock Combination Event Adjustment. If at any time and from time to time on or after the Issuance Date there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event”, and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Exercise Price then in effect (after giving effect to the adjustment in Section 2(a) above), then on the sixteenth (16th) Trading Day immediately following such Stock Combination Event, the Exercise Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in Section 2(a) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Exercise Price hereunder, no adjustment shall be made.

(f) Other Events. In the event that the Company (or any Subsidiary (as defined in the Securities Purchase Agreement)) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 2will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 2(f), provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

(g) Calculations. All calculations under this Section 2shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Common Stock.

(h) Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant, with the prior written consent of the Required Holders (as defined in the Securities Purchase Agreement), reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

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